Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael J. Zugay
Sr. Vice President & CFO
412-787-9590
mzugay@igate.com

iGATE Corporation Net Income Increases by 77%

iGS Subsidiary Reports Revenue Growth of 25% Year-Over-Year and 11% Sequentially

PITTSBURGH, PENNSYLVANIA – October 26, 2006 – iGATE Corporation (Nasdaq:IGTE), a global provider of Information Technology and Business Process Outsourcing services, today announced its 2006 third-quarter financial results for the period ended September 30, 2006.

Third-Quarter Highlights

•	Consolidated net income increased 77% year-over-year to $1.6 million.

•	Consolidated revenues, excluding the Canadian staffing operation sold in last year’s fourth-quarter, increased 16.5% year-over-year and 3.8% sequentially.

•	iGATE Global Solutions (“iGS”), iGATE’s offshore subsidiary, reported record revenues of $44.1 million, an increase of 25.4% year-over-year and 10.7% sequentially.

•	iGS’s gross margin increased 290 basis points to 27.5% from 24.6% in the previous quarter.

•	iGS added 10 new clients, five of which are Global 2000 companies.

•	iGS renewed a three-year service contract with its largest customer, General Electric.

Third-Quarter Results

Revenues:

Consolidated revenues, excluding the Canadian staffing operation sold in last year’s fourth-quarter, increased 16.5% from the same quarter last year and 3.8% sequentially. Third-quarter consolidated revenues increased to $72.0 million from $70.1 million in the same period last year and from $69.3 million in the second-quarter of 2006. The Canadian staffing operation contributed $8.3 million to revenues in last year’s third-quarter. The revenue increase was due to significantly higher revenues in the Company’s iGS segment. This revenue increase, however, was partially offset by lower revenues in the iPS segment.

Third-quarter iGS segment revenues have increased for seven consecutive quarters with a significant 25.4% increase year-over-year and 10.7% sequential increase to $44.1 million from

$35.2 million in the corresponding period last year and $39.8 million in the second-quarter of 2006. The revenue increase was due largely to higher volumes from projects added during the past 24 months, higher average billing rates and better utilization rates.

Third-quarter iPS segment revenues declined to $27.5 million from $29.1 million in the second-quarter and $34.6 million in last year’s third-quarter. This decline was due to the sale of its Canadian operations in November 2005 and the wind down of two large projects.

Gross Margin:

Consolidated gross margin improved to 25.6% from 24.2% in the previous quarter, but declined from 27.0% in the same quarter last year. The sequential improvement was driven by a larger sales contribution from the higher gross margin iGS segment. The iGS segment contributed 61.2% to third-quarter consolidated revenues, while the lower gross profit iPS segment contributed 38.2%. In the previous quarter, iGS and iPS revenues were 57.4% and 42.0% of consolidated revenues.

iGS segment gross profit margin for the third-quarter increased 290 basis points to 27.5% from 24.6% in the sequential second-quarter, but declined from 31.0% in the same quarter last year. The decline was due primarily to the previously disclosed annual wage increases at iGS that took place in April 2006, but was partially offset by expanding projects from the more profitable accounts added to the Company’s client base during the past two years.

iPS segment gross profit margin declined to 22.5% from 23.5% in the sequential second-quarter and from 22.6% in the same quarter last year. This sequential gross margin decline was due primarily to lower average bill rates.

SG&A:

Selling, general and administrative (SG&A) expense declined to $17.3 million, or 24.0% of revenue, from $17.7 million, or 25.6% of revenue, in the previous quarter and was comparable to the $17.2 million reported in the same period last year. The sequential decline in SG&A expense was primarily attributable to the $1.1 million contingent liability reserve recorded in the previous quarter pertaining to the payment of overtime compensation on one iPS specific project.

The iGS segment continued to control discretionary costs as SG&A expense declined to 24.4% of revenues compared with 25.9% in the previous quarter and 28.9% in the corresponding quarter last year. As a percentage of revenues, the iGS segment SG&A expense is at its lowest level in more than five years.

iPS segment SG&A costs declined to 14.0% of revenue compared with 16.9% in the previous quarter, but increased from 12.1% in the same quarter last year. The sequential decline was directly attributable to the previously mentioned contingent liability reserve, while the year-over-year increase was due primarily to the sale of its Canadian staffing operation.

Operating Income:

Consolidated income from operations improved to $1.2 million from a consolidated loss from operations of ($0.4) million in the previous quarter, but declined from $1.7 million in last year’s third-quarter due primarily to operating income from the Company’s Canadian operation which was sold in November 2005 and bad debt recoveries recorded in the third-quarter of 2005.

The iGS segment reported a significant increase in income from operations on both a sequential and year-over-year basis. Income from operations for the segment rose to $1.3 million from an operating loss of ($0.5) million in the previous quarter and $0.7 million in the same quarter last year. The improvement was due largely to increases in revenues and gross margins and the containment of discretionary SG&A costs.

iPS segment operating income for the quarter declined to $2.4 million from $2.5 million in the previous quarter and from $3.6 million in the same quarter last year. This year-over-year decline was due primarily to operating income from the Company’s Canadian operation which was sold in November 2005 and bad debt recoveries recorded in the third-quarter of 2005.

Net Income:

The Company reported a significant improvement in third-quarter net income. Net income increased to $1.6 million, or $0.03 per diluted share, compared to a net loss of ($0.4) million, or ($0.01) per share in the previous quarter and increased 77% from $0.9 million, or $0.02 per diluted share, in the same quarter last year. Higher revenues and gross margins from the iGS segment were the primary reason for this increase in net income.

Management Comments:

“We are pleased to report a substantial improvement in our third-quarter financial performance,” stated Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation. “We are beginning to realize the strong and sustainable revenue growth at iGS that we have been working to achieve. This is our second consecutive quarter of record revenue at iGS, and gross margins are showing the gradual quarterly improvements that we have been anticipating.”

“This third-quarter performance demonstrates that our business strategies of focusing on offshore services, differentiating ourselves with an innovative “Integrated Technology and Operations” strategy and pursuing larger engagements with big companies, are starting to bear fruit.”

Ashok Trivedi, President and co-founder of iGATE Corporation stated, “We are pleased with the steady and consistent revenue growth at iGS. During the quarter, our iGS subsidiary added 10 new clients, five of which are Global 2000 companies. We are successfully pursuing the opportunities presented by these new accounts as seven additional clients began producing revenues at a million-dollar annualized rate during the past two quarters. We also strengthened our position in the mortgage service industry by significantly increasing our ownership interest in Loan Pro LLC. This investment provides the opportunity to further expand our mortgage loan origination services.”

Year-to-Date Results

Revenues:

Excluding revenues from the sold Canadian staffing operation, consolidated revenues for the nine months ended September 30, 2006 increased 13.9% from the same period last year. The Canadian staffing operation contributed $24.1 million to consolidated revenues in last year’s year-to-date period. The primary reason for this revenue growth was a 19.8% increase in iGS revenues to $122.1 million from $101.9 million in the corresponding period last year. Excluding revenue contributions from the Canadian operation, the iPS segment revenues also increased 6.3% to $85.7 million from $80.6 million in the corresponding period last year.

Gross Margin:

Gross margin for the nine moths ended September 30, 2006 was 25.1% compared with 25.5% in the same period last year. The decline in gross margin was due primarily to the previously mentioned wage increase at iGS.

SG&A:

SG&A expense for the nine months ended September 30, 2006 was $51.9 million, or 24.8% of revenue, which was comparable to the $51.8 million, or 25.0% of revenue reported in the same period last year. 2006 SG&A expense included the previously disclosed $1.1 million reserve charge recorded in the Company’s iPS segment during this year’s second-quarter.

Net Income:

For the nine months ended September 30, 2006, the Company reported net income of $2.2 million, or $0.04 per diluted share, compared to net income of $1.9 million, or $0.04 per diluted share, in the corresponding period last year. Last year’s net income included a $1.9 million net tax benefit related to a favorable outcome of an IRS tax audit covering 1999 through 2001.

Operating Segment Information:

iGATE Global Solutions (iGS)

•	Third-quarter revenues set a quarterly record increasing 10.7% to $44.1 million from $39.8 million in the previous quarter and 25.4% from $35.2 million in last year’s third-quarter.

•	Gross margin increased 290 basis points to 27.5% from 24.6% in the previous quarter.

•	10 new clients were added during the quarter, including five Global 2000 clients.

•	iGS had 26 clients that generated at least one million dollars in annualized revenue at the end of the third-quarter, compared with 23 at the end of the prior quarter.

•	Offshore/onsite billing volume ratio improved to 72:28 compared with 68:32 in the prior year period and comparable to 73:27 in the sequential quarter.

•	Added 138 individuals during the third-quarter including 130 billable consultants and 8 in support functions. As of September 30, 2006, the iGS total headcount was 5,520.

•	Renewed General Electric service contract for an additional three-year period through 2009.

iGATE Professional Services (iPS):

•	Third-quarter revenues declined to $27.5 million from $29.1 million in the second-quarter due primarily to the wind down of two large projects.

•	Gross margins declined to 22.5% from 23.5% in the sequential second-quarter and from 22.6% in the same quarter last year.

Cash Flow & Balance Sheet:

Consolidated net cash flow used in operations for the third-quarter was ($0.4) million.

Depreciation and amortization expense was $2.5 million in the third-quarter and capital expenditures were $2.7 million.

The Company continues to maintain a strong balance sheet. At September 30, 2006, the Company had $74.4 million in cash and short-term investments and no outstanding borrowings.

Outlook:

“Although we achieved solid progress executing our strategic plan and profitably growing revenues in the third-quarter, opportunities to expand projects, solidify relationships with our existing clients and add new accounts remain very strong,” said Mr. Wadhwani. “Our primary focus will continue to be on achieving sustainable revenue and profit growth.”

“Because the labor market in India remains challenging, we are taking more aggressive steps to improve our employee retention rate,” continued Mr. Wadhwani. “In October, the iGS board approved a benefit program that gives employees the flexibility to convert stock options to restricted stock units. We estimate the incremental P&L charge due to this program to be in the range of $100,000 to $150,000 per quarter but the program will also result in a reduction in the number of diluted shares outstanding as stock options are converted. We estimate that it will reduce potential iGS dilution by more than 4%.”

“In addition, due to a recent sublease agreement, we expect to recover approximately $2.0 million of a previously recorded restructuring charge for a UK lease obligation. We estimate the financial impact of this transaction to be a positive $0.04 per share, and we expect this to be recorded in the fourth-quarter of 2006.”

Conference Call:

iGATE will host a telephone conference call to discuss the third-quarter financial results on Thursday, October 26, 2006 at 10:00 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through November 2, 2006.

About iGATE Corporation:

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com.

Forward-Looking Statements:

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2005.

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Revenues	$71,954	$70,102	$208,972	$207,599
Cost of revenues (1)	53,526	51,172	156,560	154,674

Gross margin	18,428	18,930	52,412	52,925
Selling, general and administrative (2)	17,255	17,221	51,871	51,824
Restructuring recovery	—	—	(555)	—

Income from operations	1,173	1,709	1,096	1,101
Other income, net	942	411	2,008	645
Minority interest	(149)	(260)	12	(403)
Gain on venture investments and affiliated companies	—	—	534	—
Equity in income of affiliated companies	87	137	266	108

Income before income taxes	2,053	1,997	3,916	1,451
Income tax expense (benefit)	503	1,122	1,689	(482)

Net income	$1,550	$875	$2,227	$1,933

Net earnings per common share, Basic:	$0.03	$0.02	$0.04	$0.04

Net earnings per common share, Diluted:	$0.03	$0.02	$0.04	$0.04

Weighted average common shares outstanding, Basic	52,969	52,529	52,915	52,507

Weighted average dilutive common equivalent shares outstanding	53,202	52,706	53,207	52,712

(1)	The three months and nine months ended September 30, 2006 includes SFAS 123(R) stock compensation expense of $0.3 million and $1.2 million, respectively

(2)	The three months and nine months ended September 30, 2006 includes SFAS 123(R) stock compensation expense of $0.6 million and $1.6 million, respectively

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	September 30, 2006 (unaudited)	December 31, 2005 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$44,198	$45,837
Short term investments	30,192	30,798
Accounts receivable, net	56,010	49,479
Prepaid and other current assets	6,869	7,237
Prepaid income taxes	326	1,060
Deferred income taxes	799	1,058

Total current assets	138,394	135,469

Investments in unconsolidated affiliates	1,461	1,050
Land, building, equipment and leasehold improvements, net	28,321	28,539
Goodwill	10,579	8,851
Intangible assets, net	2,225	3,565

Total assets	$180,980	$177,474

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,444	$5,958
Accrued payroll and related costs	15,972	16,304
Other accrued liabilities	8,966	8,163
Restructuring reserve	770	2,355
Deferred revenue	120	362

Total current liabilities	31,272	33,142

Restructuring reserve	2,124	2,422
Other long term liabilities	356	422
Deferred income taxes	9,584	9,718

Total liabilities	43,336	45,704

Minority interest	17,032	14,098

Shareholders’ equity:
Common Stock, par value $0.01 per share	540	538
Additional paid-in capital	162,572	162,278
Retained deficit	(27,514)	(29,741)
Deferred compensation	—	(1,119)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	(272)	430

Total shareholders’ equity	120,612	117,672

Total liabilities and shareholders’ equity	$180,980	$177,474

Three Months Ended September 30, 2006	iGATE Solutions	iGATE Professional Services	iGATE Shared Services	Total
External revenues	$44,067	$27,530	$357	$71,954
Cost of revenues	31,952	21,325	249	53,526

Gross margin	12,115	6,205	108	18,428
Selling, general and administrative	10,767	3,848	2,640	17,255

Income (loss) from operations	$1,348	$2,357	(2,532)	1,173

Other income, net			942	942
Minority interest			(149)	(149)
Equity in income of affiliated companies			87	87

(Loss) income before income taxes			$(1,652)	$2,053

Three Months Ended June 30, 2006	iGATE Solutions	iGATE Professional Services	iGATE Shared Services	Total
External revenues	$39,797	$29,131	$394	$69,322
Cost of revenues	30,020	22,290	210	52,520

Gross margin	9,777	6,841	184	16,802
Selling, general and administrative	10,302	4,927	2,505	17,734
Restructuring recovery	—	(555)	—	(555)

(Loss) income from operations	$(525)	$2,469	(2,321)	(377)

Other expense, net			(365)	(365)
Minority interest			306	306
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			114	114

(Loss) income before income taxes			$(1,732)	$212

Nine Months Ended September 30, 2006	iGATE Solutions	iGATE Professional Services	iGATE Shared Services	Total
External revenues	$122,122	$85,668	$1,182	$208,972
Cost of revenues	89,809	66,075	676	156,560

Gross margin	32,313	19,593	506	52,412
Selling, general and administrative	31,426	12,568	7,877	51,871
Restructuring recovery	—	(555)	—	(555)

Income (loss) from operations	$887	$7,580	(7,371)	1,096

Other income, net			2,008	2,008
Minority interest			12	12
Gain on venture investments and affiliated companies			534	534
Equity in income of affiliated companies			266	266

(Loss) income before income taxes			$(4,551)	$3,916

Three Months Ended September 30, 2005	iGATE Solutions	iGATE Professional Services	iGATE Shared Services	Total
External revenues	$35,151	$34,606	$345	$70,102
Cost of revenues	24,246	26,769	157	51,172

Gross margin	10,905	7,837	188	18,930
Selling, general and administrative	10,162	4,193	2,866	17,221

Income (loss) from operations	$743	$3,644	(2,678)	1,709

Other income, net			411	411
Minority interest			(260)	(260)
Equity in income of affiliated companies			137	137

(Loss) income before income taxes			$(2,390)	$1,997

Nine Months Ended September 30, 2005	iGATE Solutions	iGATE Professional Services	iGATE Shared Services	Total
External revenues	$101,933	$104,688	$978	$207,599
Cost of revenues	72,361	81,906	407	154,674

Gross margin	29,572	22,782	571	52,925
Selling, general and administrative	29,099	13,473	9,252	51,824

Income (loss) from operations	$473	$9,309	(8,681)	1,101

Other income, net			645	645
Minority interest			(403)	(403)
Equity in income of affiliated companies			108	108

(Loss) income before income taxes			$(8,331)	$1,451